FOR RELEASE 8:00 a.m. EST                 Contacts:  (Financial) David Lancelot
Wednesday, October 13, 1999                                      407/251-3609

                                                     (Media)     Cara Maruskin
                                                                 407/251-5578

          AirTran Holdings Reports Third Consecutive Quarterly Profit
             Earnings Per Share Increases 51 Cents Over Last Year

ORLANDO, Fla. (October 13, 1999) - AirTran Holdings (Nasdaq:AAIR) today reported pre-tax income for the third quarter of 1999 of $4.5 million, excluding a special gain from the settlement of its lawsuit against SabreTech, compared to a pre-tax loss of $10.9 million for the third quarter of 1998. Including the special gain, AirTran reported net income of $23.2 million or 34 cents earnings per diluted share, an increase of 51 cents per diluted share from the third quarter 1998.

     AirTran reported pre-tax income of $24.1 million for the third quarter of 1999, compared to a pre-tax loss of $10.9 million for the same quarter in 1998. Including the special gain, net income for the first nine months of 1999 improved by $51.4 million to $ 41.2 million or 60 cents per diluted share, compared to a net loss of $10.2 million or a 16 cent loss per diluted share for the same period a year ago.

     "We were able to produce some respectable results in the third quarter while enduring a more challenging operating environment. I am pleased that we continue to make progress on unit revenue production as well as reducing our unit costs," said Joe Leonard, AirTran's chairman and chief executive officer. "It is particularly satisfying to put three consecutive profitable quarters together."

     Passenger revenue increased by $9.1 million or 8.2 percent in the third quarter of 1999, compared to a year ago as the airline continues to improve its unit revenues. Revenue per available seat mile increased 12.7 percent while yield increased 5.5 percent versus the third quarter of 1998. Severe weather as a result of Hurricane Floyd is estimated to have cost the airline in excess of $2 million in revenue during the quarter.

     Operating expenses for the third quarter decreased by $6.5 million or 5.4 percent despite service interruptions in early July as a result of extra engine changes and the effects of Hurricane Floyd. AirTran's operating cost per available seat mile was 8.44 cents compared to 8.55 a year ago.

     AirTran ended the quarter with $55.2 million in cash, an improvement of $30.8 million from the beginning of the year. EBITDA, excluding the special gain from the settlement, improved by $38 million to $64.8 million for the nine months ended September 30, 1999.

     During the third quarter 1999, AirTran experienced a number of significant successes including:

  . Newark, N.J. service initiated July 1, with four flights per day to Atlanta. The company's initial performance in this important business market has exceeded expectations.

                                    (more)
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AirTran Holdings Reports Third Consecutive Quarterly Profit - page 2 of 2

     .    In August, the Department of Transportation's domestic airline fares consumer report contained a section highlighting the positive effects of low-fare competition in the airline industry. The special section focused on AirTran's significant impact on traffic and fares in the Atlanta market.

     .    Later in August, AirTran was awarded 39 GSA (General Service
        Administration) Air Passenger Transportation Services contracts, valued in excess of $8 million by the United States Government. The contracts provide for official government transportation between specific city pairs. The contract period runs from October 1, 1999, to September 30, 2000.

     .    In September, AirTran introduced Boeing's newest product, the B-717-
        200 by taking delivery of the first two of 50 aircraft on order. AirTran will operate its two new B-717s in scheduled service beginning in mid-October. The aircraft are initially scheduled to serve Boston, Fort Lauderdale, Orlando, Tampa and Washington-Dulles. AirTran will take delivery of six more B-717s during the fourth quarter of 1999.

     .    The Atlanta Airport Authority and AirTran have reached an agreement on expansion plans for Hartsfield International Airport, which will increase AirTran's gates on concourse C from 18 to 22, and should be completed during January 2000.

     .    The Florida and Missouri lawsuits between AirTran and SabreTech were settled by a cash payment to AirTran. None of the parties to the lawsuit admitted any fault or liability. The other terms of this settlement agreement and release are strictly confidential.

          Offering the convenience of easy, same concourse connections in Atlanta, systemwide, AirTran operates over 275 daily departures to 30 cities. AirTran operates over 130 daily departures from Atlanta Hartsfield, the "World's Busiest Airport," as designated by Airports Council International.

          AirTran provides everyday, affordable air travel throughout the eastern United States and Midwest. Unlike other airlines, AirTran never requires a roundtrip purchase or Saturday night stay. AirTran is the launch customer for the new Boeing 717, the newest, most innovative commercial aircraft to date.

          For more information and reservations, call your travel agent, 800-AIRTRAN (800-247-8726), 770-994-8258 (in Atlanta), or visit the AirTran website at www.airtran.com.

                                      ###

Note: Statements regarding quarter over quarter improvements, future profitability, improved unit revenue production, reduced unit costs, B-717 delivery schedule, gate expansion in Atlanta, and value of GSA contracts are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

Statement of Operations To Follow...

                            AirTran Holdings, Inc.
                     Consolidated Statement of Operations
         (In thousands, except per share data and statistical summary)
                                  (Unaudited)

                                            For three months ended        For the nine months ended
                                                  September 30,                  September 30,
                                              1999            1998             1999           1998
                                           ----------      ----------       ---------      ----------
Operating revenues:
    Passenger                              $  119,676      $  110,575       $ 370,636      $  319,856
    Cargo                                         933             740           2,899           2,302
    Other                                      22,874           3,745          29,836          11,431
                                           ----------      ----------       ---------      ----------
       Total operating revenues               143,483         115,060         403,371         333,589

Operating expenses:
    Salaries wages and benefits                30,358          30,666          87,408          81,108
    Aircraft fuel                              18,888          19,321          50,237          55,112
    Maintenance, materials and repairs         20,114          21,920          69,278          52,154
    Commissions                                 9,191           8,221          28,595          26,284
    Landing fees and other rents                6,531           7,521          19,542          20,556
    Marketing and advertising                   3,113           3,575          13,120          12,305
    Aircraft rent                               1,262           1,921           3,908           5,701
    Depreciation                                8,790           7,109          24,433          20,337
    Other operating                            15,666          19,809          46,824          53,443
    Loss on disposal of property                    -             316               -             361
                                           ----------      ----------       ---------      ----------
       Total operating expenses               113,913         120,379         343,345         327,361
                                           ----------      ----------       ---------      ----------
Operating income (loss)                        29,570          (5,319)         60,026           6,228

Interest (income) expense
    Interest income                              (763)           (779)         (1,688)         (2,683)
    Interest expense                            6,218           6,367          18,120          19,118
                                           ----------      ----------       ---------      ----------
Interest (income) expense, net                  5,455           5,588          16,432          16,435
                                           ----------      ----------       ---------      ----------
Income (loss) before income taxes              24,115         (10,907)         43,594         (10,207)
Income tax expense (benefit)                      948             (14)          2,414               -
                                           ----------      ----------       ---------      ----------
Net income (loss)                          $   23,167      $  (10,893)      $  41,180      $  (10,207)
                                           ==========      ==========       =========      ==========
Basic earnings (loss) per share            $     0.36      $    (0.17)      $    0.63      $    (0.16)
                                           ==========      ==========       =========      ==========
Diluted earnings (loss) per share          $     0.34      $    (0.17)      $    0.60      $    (0.16)
                                           ==========      ==========       =========      ==========

*Statistical summary:
    Revenue passengers enplaned             1,598,238       1,416,865       4,861,099       4,045,695
    Revenue passenger miles (000's)           864,947         842,698       2,618,141       2,480,993
    Available seat miles (000's)            1,350,183       1,407,496       4,086,444       4,105,048
    Load factor                                 64.06 %         59.87 %         64.07 %         60.44 %
    Break-even load factor                      61.67 %         65.78 %         59.93 %         62.36 %
    Average fare                               $74.88          $78.04          $76.25          $79.06
    Passenger yield per RPM (cents)             13.84 c         13.12 c         14.16 c         12.89 c
    Passenger revenue per ASM                    8.86 c          7.86 c          9.07 c          7.79 c
    Operating cost per ASM                       8.44 c          8.55 c          8.40 c          7.97 c
    Average cost of aircraft fuel per gallon    54.92 c         55.46 c         48.97 c         56.23 c
    EBITDA                                     18,720           1,790          64,819          26,565
    Operating Margin                             8.02 %         (4.62)%         10.52 %          1.87 %


*   Statistical data does not include settlement gain.